Exhibit 1

JOINT FILING AGREEMENT

                This confirms the agreement by and among the undersigned that the Statement on Schedule 13D filed on or about this date and any amendments thereto filed on or after this date (collectively, the “Statement”) with respect to the beneficial ownership by the undersigned of the shares of Class A Common Stock of Hollinger International Inc., a Delaware corporation, is being filed on behalf of each of the undersigned.

                Each of the undersigned hereby acknowledges that pursuant to Rule 13d-1(k) promulgated under the Securities and Exchange Act of 1934, as amended, each person on whose behalf the Statement is filed is individually eligible to use the schedule on which the information is filed, each person on whose behalf the Statement is filed is responsible for the timely filing of such Statement and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein and such person is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

                This Agreement may be executed in two or more counterparts by each of the undersigned, each of which, taken together, shall constitute one and the same instrument.

Dated: January 28, 2004

PRESS HOLDINGS INTERNATIONAL LIMITED

By:	/s/ DAVID BARCLAY
Name:	David Barclay
Title:	President

PRESS ACQUISITION INC.

By:	/s/ FREDERICK BARCLAY
Name:	Frederick Barclay
Title:	Director

/s/ DAVID BARCLAY
Sir David Barclay

/s/ FREDERICK BARCLAY
Sir Frederick Barclay